Exhibit 99.1

News Release

For Immediate Release

June 1, 2012

Financial Contact: Will Fisackerly, 662-680-2475

Media Contact: Randy Burchfield, 662-620-4920

BancorpSouth Announces Settlement of Securities Litigation

TUPELO, MISS. – (June 1, 2012) BancorpSouth, Inc. (NYSE: BXS) announced today that it has reached a settlement in principle of the class action securities litigation pending in the United States District Court for the Middle District of Tennessee entitled Winslow vs. BancorpSouth, et al. The settlement is subject to execution of a definitive settlement agreement and court approval. In this lawsuit, the plaintiff alleged that BancorpSouth and certain of its executives violated federal securities laws by issuing materially false and misleading statements regarding BancorpSouth’s business and financial results. Defendants deny all of plaintiff’s allegations of wrongdoing.

The parties, including the Company’s insurance carriers, negotiated the terms of the settlement, with the assistance of a former United States federal district judge acting as a mediator, that they believe are in their respective best interests. The settlement allows both sides to avoid the potential risks and costs of lengthy litigation.

BancorpSouth’s insurance carriers will fund the settlement payment, other than an immaterial amount of incidental expenses that BancorpSouth will cover. Management believes that the settlement will not have a material adverse effect on BancorpSouth’s business, consolidated financial position or results of operations.

About BancorpSouth

BancorpSouth is a financial holding company headquartered in Tupelo, Mississippi, with $13.0 billion in assets. BancorpSouth Bank, a wholly owned subsidiary of BancorpSouth, Inc., operates 290 commercial banking, mortgage, insurance, trust and broker dealer locations in Alabama, Arkansas, Florida, Louisiana, Mississippi, Missouri, Tennessee and Texas, and an insurance location in Illinois. BancorpSouth’s common stock is traded on the New York Stock Exchange under the symbol BXS.

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P. O. Box 789 — Tupelo, MS 38802-0789 — (662) 680-2000

BancorpSouth, Inc. is a financial holding company.

Forward-Looking Statement

Certain statements contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could” or “intend.” These forward-looking statements include, without limitation, statements relating to the terms and impact of the settlement.

We caution you not to place undue reliance on the forward-looking statements contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors. These factors may include those factors detailed from time to time in BancorpSouth’s press releases and filings with the Securities and Exchange Commission.

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